Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Chart Acquisition Corp.:

We consent to the use of our report dated March 10, 2015 in the registration statement (No. 333-201424) on Form S-4 (Amendment No. 1) of Tempus Applied Solutions Holdings, Inc., with respect to the balance sheet of Chart Acquisition Corp. as of December 31, 2014, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the registration statement on Form S-4 (Amendment No. 1).

/s/ KPMG LLP

New York, New York
April 20, 2015